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                                                                     EXHIBIT 8.2


                                          July 17, 1996


Cellular Communications, Inc.
110 East 59th Street
New York, New York 10022

Dear Ladies and Gentlemen:

     With reference to the Registration Statement on Form S-4 (the "Registration Statement") filed by AirTouch Communications, Inc., a Delaware corporation ("AirTouch"), with the Securities and Exchange Commission (the "Commission") in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), of shares of AirTouch's 6.00% Mandatorily Convertible Class B Preferred Stock, Series 1996, par value $0.01 per share, and AirTouch's 4.25% Convertible Class C Preferred Stock, Series 1996, par value $0.01 per share, to be issued in connection with the transactions contemplated by the Agreement and Plan of Merger (the "1996 Merger Agreement") dated as of April 5, 1996, as amended and restated as of July 12, 1996, among Cellular Communications, Inc., a Delaware corporation ("CCI"), AirTouch, and AirTouch Cellular, a California corporation and wholly-owned subsidiary of AirTouch, which 1996 Merger Agreement is described therein and filed as an annex to the Registration Statement, it is our opinion that the discussion set forth under the captions "SUMMARY -- Certain Federal Income Tax Consequences" and "SPECIAL FACTORS -- Certain Federal Income Tax Consequences -- Tax Free Reorganization Treatment" and "-- Failure of Reorganization Treatment" in the Registration Statement describes the material federal income tax consequences of the merger pursuant to the 1996 Merger Agreement to the CCI shareholders other than AirTouch and affiliates thereof. However, due to the uncertain characterization of the Contingent Payment and the Contingent Right for federal income tax purposes, no opinion is rendered with respect to the tax consequences of the Contingent Payment and the Contingent Right.

     Except as set forth above, we express no opinion to any party as to any consequences of the Merger or any transactions related thereto. This opinion is for your benefit and is not to be used, circulated, quoted or otherwise referred to for any purpose, excluding the Registration Statement filed with the Commission under the Securities Act of 1933, as amended (the "Securities Act").

     In accordance with the requirements of Item 601(b)(23) of Regulation S-K under the Securities Act, we hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the use of our name in the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

                                          Very truly yours,

                                          /s/  Skadden, Arps, Slate, Meagher &
                                          Flom